Exhibit 10.4

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Columbia - Confidential

SOFTWARE AND PATENT LICENSE AGREEMENT

This Software and Patent License Agreement (“Agreement”) is made and entered into as of August 29, 2022 (“Effective Date”) between The Trustees of Columbia University in the City of New York, a non-profit private educational institution, having a principal place of business at [*], [*] (“Columbia” or “Licensor”), and the NFT Gaming Company Inc., a Delaware corporation having its principal place of business at 101 Eisenhower Parkway, Suite 300, Roseland, New Jersey 07068, U.S.A. (the “Company” or the “Licensee”) (Columbia and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, Columbia has developed software and holds intellectual property rights in that software and patents on related inventions; and

WHEREAS, Licensee desires to obtain a license with respect to such software and intellectual property rights and patents on the terms and conditions set forth herein,

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions.

a. “Affiliate” means any corporation or other entity that, as of the Effective Date, directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity. Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity.

b. “Cover” or “Covered By” means (i) infringes, in the case of a Valid Claim in an issued patent, or (ii) would infringe the Valid Claim if it existed in an issued patent, in the case of a claim in a pending application.

c. “Derivative Work” means a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which a preexisting work may be recast, transformed, or adapted.

d. “Designee” means a corporation or other entity that is employed by, under contract to, or in partnership with Company, a Sublicensee, or an Affiliate of Company or a Sublicensee to make, use, sell, promote, distribute, license, market, import, or export Licensed Products.

e. “Documentation” means the user manuals, handbooks, and other written or electronic material relating to the Licensed Software delivered by Columbia. Any Documentation delivered to Company hereunder shall be listed in Exhibit A.

f. “End User” means the ultimate user of the Licensed Product who has obtained such Licensed Product pursuant to an End User Sublicense Agreement.

g. “End User Sublicense Agreement” means a binding, written license agreement between Company and an End User (which may be a shrinkwrap or click-through agreement covering software other than the Licensed Software), pursuant to which the End User (a) is granted a non-exclusive, non-transferable, non-sublicensable sublicense to use the Licensed Software in executable form as it is installed on, or operating within, a Licensed Product for its own internal purposes, (b) is prohibited from reverse engineering, decompiling or reverse assembling such Licensed Software, and (c) releases Columbia from any liability with respect to the Licensed Software to the greatest extent permitted by law. Such End User Sublicense Agreement must also be at least as protective of the Licensed Software as it is of any other software or technology licensed by Company to the End User.

h.   “Gross Revenue” means the gross amounts invoiced or received by Company and its Affiliates in consideration of the Sale, use, training, maintenance, support, installation, development, customization, deployment, access, analysis, or any other service or use relating to Licensed Products, including but not limited to fees paid or purchases made by End Users of the Licensed Products, and advertising revenue received by Company in connection with the Licensed Products.

i. “Field” means computer gaming for entertainment purposes involving non-fungible tokens (NFTs).

j. “Licensed Products” means any product or service (or component thereof) which (1) contains, includes or incorporates all or any part of the Licensed Software or Documentation, or any Derivative Work thereof, and/or (2) the manufacture, use, sale, offering for sale, importation, distribution, rental or lease of which is Covered By a Valid Claim of a Licensed Patent.

k. “Licensed Software” means the software described in Exhibit B attached hereto in Source Code Form and Object Code Form, including any copyrights in and to such software.

I. “Net Revenue” means Gross Revenue reduced by five percent (5%). No other deductions of any kind shall be taken from the consideration received to compute Net Revenue.

m.   “Object Code” means a form of software code resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

n. “Licensed Patent” or “Licensed Patents” means the following:

(i) the patents and patent applications listed in Exhibit C to this Agreement;

(ii) any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit C to this Agreement;

(iii) any claims of continuation-in-part applications that claim priority to the United States patents or patent applications listed in Exhibit C;

(iv) any rights corresponding to the preceding in foreign patent applications, foreign patents or related foreign patent documents that claim priority to one or more of the patents and patent applications listed in Exhibit C;

(v) any rights corresponding to the preceding in divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the preceding; and

(vi) any rights corresponding to the preceding and issuing as patents from the preceding.

Notwithstanding the preceding definition and except as otherwise agreed in a separate writing, Licensed Patents does not include any patent claims or patent application claims based on either i) research conducted after the Effective Date or ii) inventions not disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent or patent applications that are listed in Exhibit C.

o. “Manufacture (Manufactured)” means the making, fabrication, assembly, or other form of construction of Licensed Products.

p. “Sale” (Sold, Sell) means any sale, rental, lease, license, or other form of distribution of Licensed Products, either directly or through a chain of distribution, with or without consideration.

q. “Source Code” means a form in which a computer program’s logic is easily deduced by a human being with skill in the art, such as a printed listing of the program or a form from which a printed listing can be easily generated.

r. “Sublicensee” means any third party to whom the Company has granted a sublicense in the form of an End User Sublicense Agreement pursuant to this Agreement.

s. “Technical Information” means any know-how, technical information, and data developed by Columbia by or under the direction of Dr. Nicholas P. Tatonetti prior to the Effective Date and provided to or received by Company, which know-how, technical information, and data are necessary or useful for the discovery, development, manufacture, use, sale, distribution, rental or lease of a Licensed Product, including, without limitation, (i) any know- how, technical information and data disclosed in any Patent or (ii) any reports or disclosures concerning research or inventions provided or disclosed to or otherwise received by, Company. Technical Information shall include, but is not limited to, the information set forth in Exhibit D hereto.

t. “Territory” means worldwide.

u.   “Third Party” means any entity or person other than Company, Sublicensees, Designees, or their Affiliates.

v. “Use” means use of a Licensed Product by Company or an End User.

w. “Valid Claim” means (i) a claim in an issued Patent that has not: (A) expired or been canceled; (B) been declared invalid by an unreversed and unappealable (or unappealed) decision of a court or other appropriate body of competent jurisdiction; (C) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (D) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (ii) a claim under a pending application for a Patent that was filed and is being prosecuted in good faith and that has not been pending for more than seven (7) years after approval of such Product, canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

2.	License Grants.

a. Software Development License. Subject to Paragraph 2(f) and the remaining terms and conditions of this Agreement, Columbia hereby grants to Company a royalty-bearing, exclusive, worldwide, non-transferable license under the Licensed Software and Licensed Patents to (i) discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Licensed Products solely in the Field and throughout the Territory, and (ii) copy, use, modify, and create Derivative Works from Licensed Software in Source Code and Object Code form in the Field and throughout the Territory during the Term of this Agreement, for the sole purpose of incorporating the Licensed Software into or bundling the Licensed Software with Licensed Products in the Field.

b.   Software Distribution License. Subject to Paragraph 2(f) and the remaining terms and conditions of this Agreement, Columbia hereby grants to Company a royalty-bearing, exclusive, worldwide, non-transferable license under the Licensed Software and Licensed Patents to Manufacture, have Manufactured, import, copy, use, modify, create Derivative Works from, offer for Sale and Sell Licensed Products, in Object Code form only, in the Field and throughout the Territory during the Term of this Agreement, provided that such Licensed Products are Sold to End Users pursuant to End User Sublicense Agreements.

c. Technical Information License. Subject to Paragraph 2(f) and the remaining terms and conditions of this Agreement, Columbia hereby grants to Company a royalty-bearing, non-exclusive, worldwide, non-transferable license to use Technical Information to Manufacture, have Manufactured, import, copy, use, modify, create Derivative Works from, offer for Sale and Sell Licensed Products, in Object Code form only, in the Field and throughout the Territory during the Term of this Agreement, provided that such Licensed Products are Sold to End Users pursuant to End User Sublicense Agreements.

d. Documentation. Subject to Paragraph 2(f) and the remaining terms and conditions of this Agreement, Columbia hereby grants to Company a royalty-bearing, non- exclusive, worldwide, non-transferable license to use, copy, distribute and prepare Derivative Works of the Documentation, solely to accompany and/or support Licensed Products Sold to End Users pursuant to End User Sublicense Agreements.

e. Sublicense Rights. Subject to the terms and conditions of this Agreement, Columbia grants to Company the right to grant sublicenses of the rights granted under Section 2 in the form of an End User Sublicense Agreement only, provided that: (i) the Sublicensee agrees to be subject to all the terms and provisions of this Agreement applicable to the Company; (ii) the Sublicensee shall have no further right to grant sublicenses under this Agreement; (iii) in the event any Sublicensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum, Company shall, upon written request by Columbia, terminate forthwith the sublicense agreement with such Sublicensee, and the sublicense agreement shall provide for such right of termination by Company; (iv) the sublicense agreement will provide that this Agreement shall control in the event of any inconsistency between the sublicense agreement and this Agreement,; (v) Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; (vi) Company notifies Columbia of any proposed grant of a sublicense and provides to Columbia, upon request, a copy of any proposed sublicense agreement seven (7) business days prior to execution thereof; and (vii) no such sublicense or attempt to obtain a sublicensee shall relieve Company of its obligations under Section 7 hereof to exercise its own best efforts, directly or through a sublicense, to discover, develop and market Licensed Products, nor relieve Company of its obligations to pay Columbia any and all license fees, royalties and other payments due under the Agreement.

f. If Company identifies other patents, that are not Licensed Patents, owned by Columbia that would be necessarily infringed by exercise of the rights granted in Sections (a)- (e) immediately above, Company shall notify Columbia, and if said patents are not exclusively licensed in the Field to a Third Party, Columbia agrees to enter into good faith discussions with Company about the possibility of licensing such patents.

g. Restrictions on Scope of License.

i. U.S. Government Agencies. If the End User is an agency of the United States government, Company shall grant such agency only “restricted rights” or “limited rights” (as defined in the applicable Federal Acquisition Regulations) to the Licensed Products, and the Company shall take all actions reasonably necessary to protect Columbia’s rights and interest in the Licensed Products in accordance with such regulations and successor regulations including, but not limited to, the placement of appropriate legends on the Licensed Products distributed by the Company.

ii. Government Rights. All rights and licenses granted by Columbia to Company and its Affiliates under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the technology that is the subject of this Agreement, and/or (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. Without limitation of the foregoing, the Company agrees that, to the extent required under 35 U.S.C. Section 204, any Licensed Product used or Sold by Company, Sublicensees, Designees, and their Affiliates in the United States will be manufactured substantially in the United States. In addition, the Company agrees that, to the extent required under 35 U.S.C. Section 202(c)(4), the United States government is granted a nonexclusive, non-transferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.

iii.   Open Source Software. Company shall not Sell, sublicense, or otherwise make available the Licensed Software or any part thereof as Open Source Software, nor combine the Licensed Software with any Open Source Software in a manner that could require the release, disclosure or distribution of the Source Code of the Licensed Software, or otherwise infect the Licensed Software so as to impose any obligation on Columbia or diminish any rights Columbia may have in the Licensed Software, without the express prior, written consent of Columbia. Upon Columbia’s request, the Licensee shall inform Columbia in writing of any Open Source Software used as part of a Licensee Product, which notice shall also set forth the terms on which such Open Source Software shall be licensed.

iv.   All rights not specifically granted herein are reserved to Columbia. Except as expressly provided under this Section 2, no right or license is granted (expressly or by implication or estoppel) by Columbia to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or another proprietary right.

3.	Ownership.

a.   To the actual knowledge ofthe officers of Columbia’s office of Technology Ventures, as of the Effective Date, Columbia represents that it is the owner of all right, title and interest in and to the Licensed Patents, Licensed Software, Technical Information, Documentation and any other proprietary rights licensed or materials provided to Company hereunder, and all patents, copyrights, trademarks, trade secrets, and other intellectual property therein (“Intellectual Property”), and Company agrees and acknowledges that Company shall not obtain or claim any ownership interest in any of the foregoing, or any portion thereof, or any Intellectual Property therein. The Company agrees and acknowledges that the Licensed Patents, Licensed Software, Technical Information, and Documentation contain proprietary information of Columbia, which have been developed using great efforts by its investigators, researchers, and/or employees. Company shall not obscure, alter or remove any patent, copyright, service mark, or trademark marking or legend contained on or in any Licensed Patents, Licensed Software, Technical Information, or Documentation.

The Company agrees and acknowledges that Company’s ownership of intellectual property in Licensed Products is limited to any new materials contributed by Company; however, the Company does not acquire any ownership rights to the Licensed Patents, Licensed Software, Technical Information, and Documentation. Columbia will continue to retain ownership of any Licensed Patents, Licensed Software, Technical Information, and Documentation that is used in or incorporated into any Derivative Work.

b.   Security. The Company shall take all reasonable steps to ensure that no unauthorized persons have access to the Licensed Software and Documentation and to ensure that no persons authorized to have such access shall take any action which would be in violation of this Agreement. Such steps shall include, but shall not be limited to, imposing password restrictions on the use of the Licensed Software, securing the Company’s network on which such Licensed Software resides from outside intrusion, preventing the making of unauthorized copies of the Licensed Software or Documentation, and administering and monitoring the use of the Licensed Software and Documentation.

c. Reporting. The Company shall promptly report to Columbia any actual or suspected violation of this Section 3 and shall take such further steps as may reasonably be requested by Columbia to prevent or remedy any such violation.

d. Relief. Because unauthorized use or transfer of the Licensed Software or Documentation is likely to diminish substantially the value of such Licensed Software or Documentation and irreparably harm Columbia and will not be susceptible of cure by the payment of monetary damages, if Company breaches the provisions of Sections 2 or 3 of this Agreement, Columbia shall be entitled to injunctive and/or other equitable relief, in addition to other remedies afforded by law, to prevent or restrain a breach of Sections 2 or 3 of this Agreement.

4.	Reservation of Rights for Research Purposes; Freedom of Publication.

a.   Columbia reserves the right to practice the Licensed Patents and use the Licensed Software, Documentation and Technical Information for academic research and educational purposes in the Field and to permit other entities or individuals to practice and use such Licensed Patents, Licensed Software, Documentation and Technical Information for academic research and educational purposes in the Field. Columbia shall obtain from all entities or individuals who are given permission to practice and use such Licensed Patents, Licensed Software, Documentation or Technical Information an agreement in writing to limit such use to academic research and educational purposes and shall inform the Company of the identity of all such entities and individuals. Nothing in this Agreement shall be interpreted to limit in any way the right of Columbia and its faculty or employees to practice and use such Licensed Patents, Licensed Software, Documentation or Technical Information for any purpose outside the Field or to license or permit such use outside the Field by third parties.

b. The Company acknowledges that Columbia is dedicated to the free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose any information relating to its research activities, including Technical Information and Licensed Software.

5.	Fees, Royalties, and Payment.

a.   Importance of Technical Information. The Company has requested, and Columbia has agreed, to grant certain rights to Technical Information and Licensed Software. The Company requires these rights in order to develop and commercialize the technology licensed hereunder. Because of the importance of Technical Information and Licensed Software, Company has agreed to pay certain royalties to Columbia on Licensed Products as specified below, even if not Covered by a Valid Claim of a Patent, in order to obtain rights to Technical Information and Licensed Software. The Company has agreed to these payments because of the commercial value of the Technical Information and Licensed Software, separate and distinct from the commercial value of the Licensed Patents. The Company acknowledges that it would not have entered into this Agreement without receiving the rights to the Technical Information and Licensed Software specified in Section 2.

b. In consideration of the licenses granted under Section 2 of this Agreement, Company shall pay to Columbia fees and royalties as follows:

(i)   License Fee: A non-refundable, non-recoverable and non-creditable license fee in the sum of $25,000, payable within thirty (30) days of the Effective Date of this Agreement;

(ii) Revenue-based Milestone Payments: Non-refundable, non- recoverable and non-creditable milestone payments of:

A. $[*] when cumulative annual Gross Revenue of the Company reaches $[*];

B. $[*] when cumulative annual Gross Revenue of the Company reaches $[*]; and Company reaches $[*]; and

C. $[*] when cumulative annual Gross Revenue of the Company reaches $[*]; and

(iii) Royalties: A non-refundable, non-recoverable and non-creditable running royalty on all Licensed Products that are Sold by Company, its Affiliates and Sublicenses, or as otherwise used in to generate Gross Revenue in the Field and throughout the Territory during the Term of this Agreement as follows:

A. Licensed Products Delivered to an End User. 5% on Net Revenue of Licensed Products that are Covered by a Valid Claim of a Patent in the country of Manufacture, Use, or Sale, and 2.5% on Net Revenue of Licensed Products that are not Covered by a Valid Claim of a Patent in the country of Manufacture, Use, or Sale;

B. Minimum Royalty. Notwithstanding the foregoing, the Company shall pay Columbia a non-refundable and non-recoverable minimum royalty payment in the amount of $25,000 per year commencing the year of the first commercial launch of a Licensed Product. Each such minimum royalty payment may be credited against earned royalties accrued during the same calendar year in which the minimum royalty payment is due and payable. To the extent minimum royalty payments exceed the earned royalties accrued during the same calendar year, this excess amount cannot be carried over to any other year, either to decrease the earned royalties due in that year or to decrease the minimum royalty payments due in that year.

(iv)   Win-State Payments: In the event Company’s success results in significant shareholder value appreciation after an Initial Financing (“Initial Financing” being the first bona fide equity financing of the Company after the Effective Date that results in gross proceeds to the Company of at least $[*]), the Company will make a number of valuation dependent “Win-State Payments” to Columbia in connection with a financing or sale (each such transaction a “Transaction”). Such payments will be made based on the value of Company shares as determined either via private or public financing or the value of the Company’s per-share equity value in a sale, with the amount of any such Win-State Payments being calculated in accordance with, and contingent upon, the Share Price Triggers and percentages of Proceeds set forth in the table below. “Proceeds” shall mean (i) in the case of a public or private financing, the aggregate gross proceeds received by the Company in connection with such financing before the payment of any commissions, fees or other expenses of any kind, and (ii) in the case of a sale of the Company (which shall include a merger which results in the Company’s stockholders owning less than a majority of the voting power of the successor; or a sale of all or substantially all of the Company’s assets), cash, the value of other forms of consideration received by the Company or its stockholders, and the assumption by the acquirer of indebtedness of the Company.

The Company may make such payments to Columbia in cash or common stock at Company’s sole discretion. If the common stock issued by the Company to satisfy a payment is made in publicly-traded stock, then the price per share shall be equal to the per share price of the common stock offered by the Company in its initial public offering (“IPO”) if the Transaction is an IPO or the price per share paid by the purchaser or purchasers thereof in the financing that is not an IPO and the stock shall be registered. If the Company’s common stock is not publicly traded at the time of issuance, then the price per share shall be equal to then current 409A valuation of the Company’s common stock as of the issuance date. Win-State Payments will be promptly made to Columbia at the conclusion of each financing or sale of the Company.

Company Share Price Trigger (meets or exceeds):	Win-State Payment to Columbia:
$[[*]x Initial Financing price per share]	[*]% of Proceeds from the Transaction
$[[*]x Initial Financing price per share]	[*]% of Proceeds from the Transaction
$[[*]x Initial Financing price per share]	[*]% of Proceeds from the Transaction
$[[*]x Initial Financing per share]	[*]% of Proceeds from the Transaction

In the event that the Company effects a reverse merger or merges into a SPAC (Special-purpose acquisition company), Proceeds shall be the cash of the successor corporation at closing of such transaction. In the event of a sale of the Company, if private company stock is used as payment, the value of the shares received will be the share price as determined by the value of the consideration in the sale. If public company stock is used as payment for the sale of the Company, the Share Price Trigger will be met if per share price of Company shares issued at closing meets or exceeds the Share Price Trigger on a per share basis of Company’s stock.

No Win-State payments will be payable to Columbia until sale and distribution of acquisition proceeds or private or public financing have occurred. Amounts above are noncumulative. If the Company Share Price Trigger reaches $[[*]x Initial Financing price per share], then the Company shall owe Columbia [*]% of Proceeds from the Transaction and not [*]% + [*]% of Proceeds from the Transaction.

Notwithstanding anything to the contrary contained herein, if the Company at any time or from time to time, effect a stock dividend, stock split, combination, or other similar recapitalization or subdivision with respect to such outstanding Common Stock, the Company Share Price Trigger in effect immediately before that subdivision shall be proportionately decreased, as applicable. For the avoidance of doubt, if the Company implements a “2-for-1 stock split”, then the Company Share Price Trigger shall be reduced by fifty percent.

c.   No Non-Monetary Consideration. Without the prior written consent of Columbia, Company, Sublicensees, Designees, and Affiliates of the foregoing, shall not solicit or accept any consideration for the sale of any Licensed Product other than as will be accurately reflected in Net Revenue. Furthermore, Company shall not enter into any transaction with any Affiliate that would circumvent its monetary or other obligations under this Agreement.

d. Liquidated Damages on Challenge. Suppose the Company (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency, or any other forum (“Challenge”). In that case, the Company shall pay the following:

(i)   all royalties accruing or due during the Challenge, in the manner and at times provided for in this Agreement;

(ii) double the amount of all costs and expenses incurred by Columbia in connection with defending the Challenge, including actual legal fees and disbursements (“Liquidated Damages”) during the course of the Challenge in recognition of damages to Columbia caused by the Challenge, including but not limited to lost commercial opportunity and goodwill, for which a sum certain will be difficult to determine; Columbia may bill the Company quarterly concerning those costs and expenses, and the Company shall make payment no later than thirty {30) days after receiving the invoice from Columbia; and

(iii) if at least one claim of the Patent that is subject to the Challenge survives by not being found invalid or unenforceable (regardless of whether the claim is amended as part of the Challenge), Liquidated Damages that are triple the amount of all costs and expenses incurred by Columbia (including actual legal fees and disbursements) in connection with defending the Challenge. Columbia may bill the Company for the increased Liquidated Damages (to the extent not already paid in 4h(ii)) upon the court, agency, or other forum issuing a judgment, order, or other document concluding the Challenge. The Company shall make payment no later than thirty {30) days after receiving an invoice from Columbia, regardless of whether the Company files an appeal from the Challenge.

The Company acknowledges that this Section 4h reasonably reflects the value derived from the Agreement by the Company in the event of a Challenge. The Company acknowledges that any payments made under this Section 4h are non-refundable and non- recoverable for any reason whatsoever.

e. Sale Below Fair Market Value. In the event that Company, Sublicensees, Designees or their Affiliates sell, license or otherwise dispose of Licensed Product to a Third Party to whom it also sells other products, the price for Licensed Product shall not be established such that Net Revenue is below fair market value with the intent of increasing market share for other products sold by Company, Sublicensees, Designees or their Affiliates to such Third Party or for the purpose of reducing the amount of royalties payable on the Net Revenue of Licensed Products. If the sale of Licensed Products under such circumstances results in Net Revenue below the fair market value of Licensed Products, then the Net Revenue of Licensed Products in such transaction shall be deemed to be fair market value for purposes of calculating payments owed to Columbia under this Agreement. Nothing herein shall be construed to preclude Company from offering free trials or beta versions of the Licensed Product for testing or bona fide promotional purposes.

6.	Reports and Payments.

a. Within sixty {60) days after the first business day of each calendar quarter of this Agreement, Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(i) Net Revenue of Licensed Products by Company, Sublicensees, Designees, and their Affiliates during such quarter, together with detailed information sufficient to permit Columbia to verify the accuracy of reported Net Revenue, including Licensed Product names, country where manufactured, country where sold, actual selling price, units sold, and an itemization of any Offsets taken against Net Revenue;

(ii) Amounts accruing to, and amounts received by, Company from its Sublicensees during such quarter together with the respective payment reports received by Company from any Sublicensees; and

(iii)   A calculation under Section 5 of the amounts due to Columbia, making reference to the applicable subsection thereof.

b. Simultaneously with the submission of each Payment Report, Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report in the manner specified by Columbia. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

[*]

[*]

[*]

[*]

or to such other address as Columbia may specify by notice hereunder, or, if requested by Columbia, by wire transfer of immediately available funds by Company to:

[*]

[*]

[*]

[*]

[*]

(This is the bank’s address, not Columbia University’s.

Do not use this address for correspondence to Columbia University.)

Routing#: [*]

Swift#: [*]

Swift#: [*]

Columbia Account#: [*]

Beneficiary: [*]

Other identifying info: include invoice#, contract#

or to such other bank and account identified by notice to Company by Columbia. The Company is required to send the quarterly royalty statement whether or not royalty payments are due.

c. Within thirty (30) days after the date of termination or expiration of this Agreement, Company shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section S(b) hereof, except that such Payment Report shall cover the period from the end of the last calendar quarter prior to termination or expiration to the date of termination or expiration. Nothing in the foregoing shall be deemed to satisfy any of the Company’s other obligations under this Agreement upon termination or expiration.

d. Minimum royalty payments shall be paid on the first day of January (or another date as mutually agreed upon in writing by the Parties) of each calendar year following the first commercial launch of a Licensed Product.

e.   With respect to revenues obtained by the Company in foreign countries, Company shall make royalty payments to Columbia in the United States in United States Dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of Company, and shall not be used to decrease the amount of royalties due to Columbia. Royalty statements shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

f. Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement, and sufficient to determine the Company’s compliance with its obligations hereunder. Such books and records shall be maintained for seven (7) years from the end of each period when royalties are payable. Upon reasonable notice, but not more than once per calendar year, Columbia may have an independent certified public accountant or independent auditor, and an attorney (each as to whom Company has no reasonable objection) inspect and copy such books and records to verifying the accuracy of the amounts paid under this Agreement. The review may cover a period of not more than five (5) years before the first day of the calendar quarter in which the review is requested. In the event that such review shows that Company has underpaid royalties by five percent (5%) or more with respect to any calendar quarter, or if such underpayment is in excess of $5,000.00 for any calendar quarter, or an aggregate of $10,000 for any calendar year, Company shall pay, within ten days after demand by Columbia, the costs and expenses of such audit review (including the fees charged by Columbia’s accountant and attorney involved in the review), in addition to amount of any underpayment and any interest thereon. The Company agrees to cooperate fully with Columbia’s accountant or auditor and attorney in connection with any such review. During the review, Company shall provide Columbia’s accountant or auditor and attorney with all information reasonably requested, including without limitation, information relating to sales and licenses, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, Third-Party royalty reports, cost information, pricing policies, and agreements with third parties (including Sublicensees, Designees, Affiliates of Company, Sublicensees and Designees, and customers).

g. Notwithstanding anything to the contrary in this Agreement (including Section 16(b)), and without limiting any of Columbia’s rights and remedies hereunder, any payment required hereunder that is made late (including unpaid portions of amounts due) shall bear interest, compounded monthly, at the rate of 9% per annum. Any interest charged or paid in excess of the maximum rate permitted by applicable law shall be deemed the result of a mistake, and interest paid in excess of the maximum rate shall be credited or refunded (at the Company’s option) to Company.

h.   Company shall reimburse Columbia for any costs and expenses incurred in connection with collecting any arrears of Company with respect to its payment and reimbursement obligations under this Agreement (such as Section 12(b) of this Agreement), including the costs of engaging any collection agency for such purpose.

i. Company shall submit to Columbia annual non-binding forecasts on the first business day following January 1 for annual sales and licenses of Licensed Products by Company, Sublicensees, Designees, and their Affiliates for Columbia’s internal budget purposes.

7.	Diligence.

The Company shall use its reasonable efforts to research, discover, develop and market Licensed Products for commercial sale and distribution throughout the Territory. Company shall achieve all of the due diligence milestones set forth below and by the dates set forth below in this Section:

a. Continued adherence to its intended use as outlined in Exhibit E.

b.   Within twelve (12) months of the Effective Date, demonstration of a working prototype of a blockchain-enabled verification system and method for the collection, authentication, and distribution of digital images and video coupled to nonfungible tokens in an on line gaming platform.

c. First commercial launch of a License Product within thirty {30) months of the Effective Date.

d. Notwithstanding any other provisions of this Agreement, failure to achieve any of Company’s diligence obligations under this Section shall result in Columbia having the option of terminating all of the licenses granted under Section 2 in accordance with Section 17 of this Agreement or converting any or all of such exclusive licenses to non-exclusive licenses with no right to sublicense and no right to initiate legal proceedings pursuant to Section 12.

e. No less often than every six (6) months after the Effective Date of this Agreement, Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above using Exhibit F to this Agreement or an equivalent to Exhibit F to make the report.

8.	Confidentiality.

a. Except to the extent required to discover, develop, manufacture, use, sell, have sold, distribute, rent or lease Licensed Products in the Field, Company will treat as confidential the Licensed Patents, Technical Information, and the Licensed Software in Source Code form disclosed hereunder and will not disclose or distribute the same to any Third Party without Columbia’s written permission. Such confidential information includes any and all information transmitted or disclosed, whether in writing, orally, or visually. The obligations of confidentiality set forth in this Section shall survive the expiration or any earlier termination of this Agreement for a period of five (5) years. The Parties shall keep confidential the business terms of this Agreement and any financial information disclosed by one party to the other under this Agreement (“Confidential Financial Information”). Notwithstanding the above, the following are exceptions to keeping the information confidential:

i) the Company may disclose Confidential Financial Information to investors or potential investors and regulatory agencies like the FDA and SEC,

ii) Columbia may disclose Confidential Financial Information to regulatory agencies, including without limitation the NIH, to the U.S. or foreign courts, to administrative tribunals, to Third-Party supporters of the research that led to the development of the intellectual property licensed under this Agreement to the Company, to recipients that share in the license revenue generated under this Agreement, and to potential investors in the equity or royalty stream due to Columbia under this Agreement, and

iii) Columbia may publicly disclose Confidential Financial Information on the condition that the disclosure is done in a manner so that a Third Party would not be able to attribute the Confidential Financial Information to the Company or this Agreement.

b. The obligations of confidentiality under this Section 8 do not apply to any Licensed Patents or Technical Information that Company can demonstrate:

(i) was known to Company prior to receipt thereof from Columbia;

(ii) was or became a matter of public information or publicly available through no act or failure to act on the part of the Company;

(iii) is acquired by Company from a Third Party entitled to disclose it to Company;

(iv) was discovered or developed by the Company independently without reference to or use of such Licensed Patents or Technical Information, as evidenced by contemporaneous written records; or

(v) was required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Company provides Columbia with notice of such required disclosure prior to any such disclosure.

c. Injunctive Relief. Each Party acknowledges and confirms that the Confidential Information of the other Party constitutes proprietary information and trade secrets valuable to the other Party and that the unauthorized use, loss, or outside disclosure of such Confidential Information shall cause irreparable injury to the other Party. Each Party shall notify the other Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information and will reasonably cooperate with the other Party to help regain possession of such Confidential Information and to prevent its further unauthorized use. Each Party acknowledges that unauthorized disclosure of any Confidential Information of the other Party will cause irreparable injury to the other Party and hereby agrees that in addition to monetary damages therefor, the other Party will be entitled to an injunction or other equitable and provisional remedies to prevent or limit that disclosure, without any obligation to post bond or other undertakings.

d. Defend Trade Secrets Act. Notwithstanding the foregoing, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any Columbia policy is intended to conflict with this statutory protection, and no Columbia trustee, director, officer, or member of management has the authority to impose any practice to the contrary.

9.	Disclaimer of Warranty; Limitations of Liability.

a. Columbia is licensing the Licensed Patents, Technical Information, the Licensed Software, and the subject of any other license hereunder, on an “as is” basis. To the actual knowledge of the officers of Columbia’s office of Technology Ventures, as of the Effective Date, Columbia represents that it owns or has the right to grant all of the licenses and rights granted herein, but otherwise makes no warranties either express or implied of any kind, and hereby expressly disclaims any warranties, representations or guarantees of any kind as to the Licensed Patents, Licensed Software, Technical Information, Licensed Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder, including but not limited to: any warranties of merchantability, title, fitness, adequacy or suitability for a particular purpose, use or result; any warranties as to the validity of any Licensed Patent; and any warranties of freedom from infringement of any domestic or foreign patents, copyrights, trade secrets or other proprietary rights of any Party.

b. In no event shall Columbia, or its trustees, officers, faculty members, students, employees, and agents, have any liability to Company, Sublicensees, Designees, or Affiliates of the foregoing, or any Third Party arising out of the use, operation or application of the Licensed Patents, Technical Information, Licensed Software, Licensed Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder by Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Licensed Patents, Technical Information, Licensed Software, Licensed Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein.

c. In no event will Columbia, or its trustees, officers, faculty members, students, employees, and agents, be liable to the Company, Sublicensees, Designees and or their Affiliates, or any other Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, data, revenue, profit, time or goodwill) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.

d. In no event shall Columbia’s liability to the Company exceed the payments actually made to Columbia by Company under this Agreement.

e. The Company shall, and shall cause its Affiliates to, use the Licensed Software in a manner consistent with the provisions of this Agreement and in accordance with applicable Law.

f. The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.

10.	Prohibition Against Use of Columbia’s Name.

Except as otherwise provided herein, Company will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent, except that the Licensee may state that it is a Licensee of Licensor with respect to the Licensed Product without any implications or suggestions that Columbia sponsors, endorses, or otherwise approves of any Company products or services, or make such other disclosure as may otherwise be required by law.

11.	Compliance with Governmental Obligations.

a. Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if Company or its Affiliates is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Product to a point of practical application.

b. The Company and its Affiliates shall comply upon reasonable notice from Columbia with all governmental requests directed to Columbia or Company or its Affiliates and provide all information and assistance necessary to comply with the governmental requests.

c. The Company and its Affiliates shall ensure that research, development, manufacturing, and marketing under this Agreement complies with all government regulations in effect, including, but not limited to, Federal, state, and municipal legislation.

12.	Patent Prosecution and Maintenance; Infringement.

a. Columbia, by counsel it selects to whom Company has no reasonable objection, in consultation with counsel appointed by the Company, will prepare, file, prosecute and maintain all Licensed Patents in Columbia’s name and in countries designated by the Company. The Parties agree that consultation between the Parties relating to the Licensed Patents under this Section 12 shall be pursuant to a common interest in the validity and enforceability of the Licensed Patents. Company shall treat such consultation, along with any information disclosed by Columbia in connection therewith (including any information concerning patent expenses), on a strictly confidential basis, and shall not disclose such consultation or information to any party without Columbia’s prior written consent. If Company seeks to challenge the validity or enforceability of any Patent, Columbia’s consultation obligation under this Section 12(a) shall automatically terminate; for the avoidance of doubt, any such termination shall not affect Company’s confidentiality and nondisclosure obligations with respect to consultation or disclosure of information prior to such termination, and shall not affect any other provisions of this Agreement (including Company’s reimbursement obligation under Section 12(b)).

b. Company will reimburse Columbia for the actual reasonable fees, costs, and expenses Columbia has incurred prior to the Effective Date and will pay the actual reasonable fees, costs, and expenses that Columbia incurs following the Effective Date in preparing, filing, prosecuting and maintaining the Licensed Patents, including without limitation, attorneys’ fees, the costs of any interference proceedings, oppositions, re-examinations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees, and renewal charges, plus a two and half percent ([*]%) processing fee. Columbia, using reasonable efforts, estimates that patent expenses incurred as of May 31, 2022 under Section lla in connection with the Licensed Patents set forth in Exhibit C are $[*], and shall be reimbursed in full by Company to Columbia within five (5) business days after the Effective Date. Patent expenses incurred by Columbia after such date shall be reimbursed to Columbia by Company within thirty {30) days of receiving an invoice from Columbia.

c. If following the Effective Date of this Agreement, the Company does not wish to have a patent application filed or to continue the prosecution or maintenance of any Licensed Patent, this Agreement, including all licenses granted hereunder, shall terminate upon such notice to Columbia, subject to Sections 17(f) and 17(g). In such an event, Columbia will be free to grant a license in the Field and in the Territory under Licensed Patents and Technical Information to any other person or persons on any terms. The Company will be deemed not to want to file or continue prosecution or maintenance of a Patent if it fails to respond within thirty {30) days to a written inquiry from Columbia concerning such filing or continued prosecution or maintenance.

d. Subject to Section 12(e), Columbia shall have the sole right to initiate, control, defend and/or settle any proceedings involving the validity, enforceability, or infringement of any Licensed Patents when in its sole judgment such action may be necessary, proper, and justified. As part of any settlement, Columbia is empowered to grant a sublicense to the Licensed Patents and Technical Information on terms it determines in its sole judgment are necessary, proper, and justified.

e. Upon written notice to Columbia, Company may request that Columbia take steps to stop a Third Party who is developing or selling a product that does or will compete with a Licensed Product sold or being developed by Company or any of its Affiliates (but not a Sublicensee, or Sublicensee Affiliate) (“Third Party Infringer”) from infringing an issued patent falling within the definition of Licensed Patents by providing Columbia with written evidence demonstrating prima facie infringement of specific claims of such Patent. Company shall have the right to initiate legal proceedings against any such Third Party Infringer in its own name and at Company’s sole expense, unless Columbia, not later than ninety {90) days after receipt of such notice, either (i) causes such infringement to cease or (ii) initiates legal proceedings against the Third Party Infringer. Notwithstanding the foregoing, Columbia shall have no obligation to assert more than one Patent in one jurisdiction against the Third Party Infringer. Any proposed disposition or settlement of a legal proceeding filed by Company to enforce any issued patent falling within the definition of Licensed Patents against any Third Party Infringer shall be subject to Columbia’s prior written approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Company’s rights under this Section 12(e) shall apply only to claims of Licensed Patents that are exclusively licensed to Company under this Agreement and only in the Field and Territory that are exclusively licensed to Company under this Agreement.

f. Any recovery, whether by way of settlement or judgment, from a Third Party pursuant to a legal proceeding initiated in accordance with Section 12(e) shall first be used to reimburse the Party initiating such legal proceedings for its actual fees, costs, and expenses incurred in connection with such proceeding. The remaining amounts from any such settlement or judgment shall be divided as follows: (i) Columbia shall retain or receive, as applicable, the royalty that it would have otherwise received under Section Sb(iii) had such activities been performed by Company, and (ii) all other such amounts (including any punitive or exemplary damages) shall be divided 75% to the Party who initiated or carried on the proceedings and 25% to the other Party.

g. In the event a Party initiates or defends a legal proceeding concerning any Patent pursuant to this Section 12, the other Party shall cooperate fully with and supply all assistance reasonably requested by the Party initiating such proceeding, provided, however, that the initiating Party must obtain the consent of the other Party before joining the other Party to the proceeding, which consent may be withheld in the other Party’s sole discretion. If the other Party gives its consent to join the proceeding as a Party, the initiating Party shall reimburse 100% of the other Party’s legal costs arising from or related to the proceeding, including fees and expenses for the other Party’s own outside counsel, etc. The Party that institutes any legal proceeding concerning any Patent pursuant to Section 12 shall have sole control of that proceeding.

13.	Indemnity and Insurance.

a. Company will indemnify, defend, and hold harmless Columbia, its trustees, officers, faculty, employees, students, and agents, from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys’ fees) based on, arising out of, or relating to this Agreement, including, without limitation, (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Licensed Products, Licensed Software or Technical Information, even if altered for use for a purpose not intended, (ii) the use of Licensed Patents, Licensed Software or Technical Information by Company, Sublicensees, Designees, or their Affiliates or customers, (iii) any representation made or warranty given by Company, Sublicensees, Designees, or their Affiliates with respect to Licensed Products, Licensed Patents, Licensed Software or Technical Information, (iv) any infringement claims relating to Licensed Products, Licensed Patents, Licensed Software or Technical Information, and (v) any asserted violation of the Export Laws (as defined in Section 15 hereof) by Company, Sublicensees, Designees, or their Affiliates. The Company shall reimburse Columbia for the actual fees, costs, and expenses (including attorneys’ fees) that it may incur in enforcing this provision.

b. Company shall maintain, during the term of this Agreement, commercial general liability insurance (including product liability and contractual liability insurance applicable to Company’s indemnity obligations under Section 13(a)) with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Company, Sublicensees, Designees, and their Affiliates, for minimum limits of $1,000,000 per occurrence and $2,000,000 annual aggregate. Such insurance shall include Columbia, its trustees, faculty, officers, employees, and agents as additional insureds. The Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia of cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Company’s indemnity obligation under Section 13(a) of this Agreement.

c. The Company’s insurance shall be primary coverage; any insurance Columbia may purchase is excess and noncontributory. The Company’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d. The Company shall at all times comply with all statutory workers’ compensation and employers’ liability requirements covering its employees with respect to activities performed under this Agreement.

14.	Marking.

a. Prior to the issuance of patents falling within the definition of Licensed Patents, Company shall mark all Licensed Products made, sold, offered for sale, imported, or otherwise disposed of by Company under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents. The Company shall cause its Affiliates and its Sublicensees and Designees and their Affiliates to comply with the marking requirements of this Section 14.

b.   Company shall not alter or remove any printed or on-screen copyright, trade secret, proprietary and/or other legal notices contained on or in copies of Licensed Software, and shall ensure that all online screens, logos, progress indicator or messages displayed by the Licensed Software with respect to identification of Columbia shall be displayed in a similar fashion and location by the Licensed Products.

15.	Export Control Laws.

a.   Company agrees to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760) (individually and collectively the “Export Laws”). The parties shall cooperate with each other to facilitate compliance with these laws and regulations.

b. The Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States. Company shall obtain, at its own expense, any necessary U.S. government license or other authorization required pursuant to the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia pursuant to this Agreement and products created as a result of that data. The Company represents to Columbia that it is not designated as an entity for which U.S. persons are required to obtain U.S. government authorization to enter into financial or export transactions (a “Restricted Party”). Company shall immediately notify Columbia if, at any time during the term of this Agreement, Company becomes a Restricted Party.

16.	Breach and Cure.

a. In addition to applicable legal standards, Company shall be deemed to be in material breach of this Agreement for the following: (i) failure to pay fully and promptly amounts due pursuant to Section 5 (including without limitation, any payments required under subsection d thereof) and payable pursuant to Section 6; (ii) failure of Company to meet any of its obligations under Section 7 of this Agreement; (iii) failure to comply with governmental requests directed to Columbia or Company pursuant to Section ll(b); (iv) failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Licensed Patents pursuant to Section 12; (v) failure to obtain and maintain insurance in the amount and of the type provided for in Section 13; and (vi) failure to comply with the Export Laws under Section 15.

b. Either Party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than thirty (30) days after notice of any breach given by the non-breaching Party. In the event of a bona fide dispute as to whether or when a claimed amount is due under this Agreement, the disputing party shall provide the factual basis for the dispute and the Parties shall work in good faith to promptly resolve the dispute. For the first thirty (30) days from the date the disputing Party sends notice to the other Party regarding said dispute, the failure to make the disputed payment shall not be deemed a breach. If the Parties are unable to resolve the dispute within thirty (30) days, Company shall pay to Columbia the claimed amount as the Parties continue to work to resolve the dispute, with any overpayments to be refunded or credited at Company’s option upon resolution of the dispute.

17.	Term of Agreement; Termination.

a.   This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section 17.

b.   Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder shall extend, on a country-by-country and product-by-product basis, until the later of (i) the date of expiration of the last to expire of the issued patents falling within the definition of Licensed Patents or (ii) fifteen (15) years after the first bona fide commercial launch of a Licensed Product in the country in question.

c. The licenses granted under this Agreement may be terminated by Columbia: (i) upon thirty {30) days’ written notice to Company if Columbia elects to terminate in accordance with Section 7(d); (ii) upon written notice to Company for Company’s material breach of the Agreement and Company’s failure to cure such material breach in accordance with Section 16(b); (iii) in the event Company becomes insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it; (iv) in the event Company ceases to conduct business as a going concern; and (v) in the event Company (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or another forum. Termination under (ii) - (v) shall be effective upon the date of notice sent pursuant to Section 18

d. This Agreement may be terminated by Company, with or without cause, upon ninety {90) days’ written notice to Columbia or an earlier date agreed upon by the Parties in writing.

e. Upon any termination of this Agreement pursuant to Section 17(c), all sublicenses granted by the Company under it shall be assigned to Columbia, upon request and at Columbia’s discretion, provided that Columbia’s obligations under such sublicense shall be consistent with and not exceed Columbia’s obligations to Company under this Agreement and provided that such sublicense agrees in a writing sent to Columbia to assume all obligations of this Agreement for the benefit of Columbia, including the obligations to make all payments due under this Agreement, including but not limited to those specified in Section S(b) and S(d).

f. Sections S(d), 6(c), 6(f), 6(g), 6(h), 8, 9, 10, 11, 13, 15, 17(e), 17(f), 17(g), 17(h), 17(i), 17(j), 18, 21, 24, 26, 28 and 31, will survive any termination or expiration of this Agreement.

g. Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either Party prior to the date of termination, including without limitation, Company’s obligation to pay all amounts due and payable under Sections 5 (including the minimum royalties accrued under subsection (b)(iii)(B) thereof and any payments required under subsection d thereof), 6 and 12 hereof.

h. Upon any termination of this Agreement for any reason other than Company’s failure to cure a material breach of this Agreement, Company, Sublicensees, Designees, and their Affiliates shall have the right, for one year or such longer period as the parties may reasonably agree, to dispose of Licensed Products or substantially completed Licensed Products then on hand, and to complete orders for Licensed Products then on hand, and royalties shall be paid to Columbia with respect to such Licensed Products as though this Agreement had not terminated.

i. Notwithstanding anything to the contrary in the Agreement, to the extent the manufacture of a Licensed Product is Covered By a Valid Claim of an issued patent within the definition of Licensed Patents and occurs prior to the expiration of such issued patent, the sale of that Licensed Product after the expiration date of the issued patent shall still constitute a royalty-bearing sale under Section 5.

j. Upon any expiration or termination of this Agreement, Company shall, and shall cause its Affiliates to, immediately discontinue all use of and access to the Licensed Software, including any archival and maintenance copies thereof and, at Columbia’s request, destroy or promptly return all copies of the Licensed Software to Columbia and certify that such action was taken.

k. The Company acknowledges that a breach of this Agreement may cause irreparable injury to Columbia and that in addition to monetary damages therefor, Columbia shall be entitled to seek immediate injunctive relief or other equitable remedies to prevent or limit any such breach. The rights and remedies of Columbia set forth herein are in addition to any and all other rights and remedies available at law or in equity.

18. Notices. Any notice required or permitted under this Agreement is sufficient if in writing and is considered given (a) when mailed by certified mail (return receipt requested), postage prepaid, or (b) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, or (c) when mailed by email (delivery receipt requested and read receipt requested) if to an email address provided below, as follows:

if to Columbia, to:
[*]
[*]
Columbia University
[*]
[*]

copy to:
email: [*]
General Counsel
Columbia University [*]
[*]
[*]
email:[*]
if to the Company, to:
Vadim Mats
Chief Executive Officer
The NFT Gaming Company, Inc.
101 Eisenhower Parkway, Suite 300
Roseland, NJ 07068
email: vadim@nftgco.com
copy to:
Richard A. Friedman
Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza
New York, NY 10112

email: rafriedman@sheppardmullin.com

or to another address, as a party may specify by notice under this Agreement.

Provided, however, except for notices of breach, Columbia may send invoices related to license fees and patent expenses to the following email address: vadim@nftgco.com; provided, further, except for notices of breach, Columbia may send correspondence related to the Patents in accordance with Section 11 to the following email address: vadim@nftgco.com.

19. Support. Columbia shall have no obligation to maintain, correct, support, or update the Licensed Software or Licensed Products.

20. Assignment. Neither Party may assign this Agreement or one or more rights and obligations hereunder without the written consent of the other Party not to be unreasonably withheld, conditioned or delayed. Any attempt to assign without compliance with this provision shall be void. Notwithstanding the foregoing, Company may assign this Agreement without the prior written consent of Columbia (but with prior written notice to Columbia) in the event the assignment is: (i) to a purchaser of substantially all of Company’s business or assets relating to the subject matter of this Agreement and the assignee agrees in writing to accept all terms in this Agreement; or (ii) as a part of a change of control event, in which case this Agreement shall be assignable to the resulting entity, provided that the resulting entity expressly agrees in writing to assume and be bound by all obligations of the Company under this Agreement.

21. Waiver and Election of Remedies. The failure of any Party to insist upon strict adherence to one or more terms of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the Party against which such waiver is being sought. The pursuit by either Party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other is not an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.

22. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

23. Independent Contractors. It is the express intention of the parties that the relationship of Columbia and the Company shall be that of independent contractors and shall not be that of agents, partners, or joint venturers. The Parties do not intend this Agreement to permit or authorize either Party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other Party.

24. Entire Agreement; Amendment. This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. To be effective, an amendment to this Agreement must be in writing and duly executed by the Parties.

25. Article and Paragraph Headings. The article and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement.

26. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable unless such construction would materially alter the meaning of this Agreement. By way of example, but not by way of limitation, the Parties intend that Sections Sd(i), Sd(ii) and Sd(iii) are severable from each other, such that if one clause is found to be unenforceable, the other clauses remain operative and in effect.

27. No Third-Party Beneficiaries. Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.

28. Representation of Counsel; Mutual Negotiation. Each Party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall, therefore, be deemed to have been negotiated at arm’s length, with the advice and participation of counsel, and prepared at the joint request, direction, and instruction of the parties, and shall be interpreted in accordance with its terms without favor to either Party. Neither Party is relying on any representations other than those contained in this agreement.

29. English Language. The parties have required that this Agreement and all documents relating thereto be drawn in English.

30. Force Majeure. Except with regard to obligations to pay amounts due hereunder, each Party shall be excused from performance in the event and to the extent of any occurrence of force majeure, including but not limited to strikes, lockouts, and other labor disputes, wars, revolutions, civil strife, riots, disturbances, acts of enemies, accidents, typhoons, hurricanes, fires, floods, earthquakes, diseases, hazards of transportation, material shortages, acts of state, and all other causes beyond the control of such Party.

31. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as applicable to agreements made and wholly performed within the State of New York, and without reference to the conflict or choice of laws principles of any jurisdiction. Unless otherwise separately agreed in writing, the parties agree that any and all claims arising under or related to this Agreement shall be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York. The parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights any such Party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

32. Execution in Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed in counterparts and by facsimile or electronic transmission.

IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year that is first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By:	Scot G. Hamilton
Executive Director,
Columbia Technology Ventures

TIS# 60069

THE NFT GAMING COMPANY INC.

By:	/s/ Vadim Mats
Vadim Mats
Chief Executive Officer

EXHIBIT A

DOCUMENTATION

Basic documentation is provided as README files within the Indelible-client™, Indelible-core™, and lndelible-xmp™ repositories (see Exhibit B - Licensed Software).

EXHIBIT B

LICENSED SOFTWARE

[*]

[*]-	[*]
-	[*]
-	[*]

-[*]

-[*]

-

-[*]

-

-[*]

-

-[*]

-

-[*]

-

EXHIBIT(

LICENSED PATENTS

IR Number	Patent Application No.	Status
CU18346	us 62/682,567	Converted to PCT
	PCT/US19/35195	Entered National Phase in the U.S. only
	us 17 /115,087	Pending

EXHIBIT D

TECHNICAL INFORMATION

Technical Information

EXHIBIT E

INTENDED USE

The licensed Documentation, Licensed Software, and Licensed Patents would be used in order to facilitate a “certificate of authentication” capability for image and video assets. This will allow us to certify the image is unaltered in an externally available and trusted way and for a chain-of-trust architecture to be implemented within our system (similar to a cert authority). The technology will also allow us to add an extra validation layer as well track manipulation of our NFT assets. This will further provide increased trust in our gaming partners to use our platform and provide additional validation and control of third-party assets integrated in our AR metaverse project.

We believe that the tech will drive adoption of our platform and Software Development Kit (SDK). We will also look to add it as part of specifications of NFT asset standards. However, it will first need to be reconstructed in a chain protocol other than Ethereum due its prohibitive network fees and slow transaction speeds.

EXHIBIT F

Annual Commercialization Report

Under the License Agreement between Columbia University and NFT Gaming Inc., the Company shall deliver an annual commercialization report. An officer of the Company shall certify that the report is accurate and describes the Company’s, Affiliates’, and Sublicensees’ efforts to diligently commercialize Licensed Products during the past contract year and for the next contract year. For convenience, Columbia Technology Ventures (CTV) provides the following outline to enable the Company to report the required information.

Instructions:

●	For Yes/No questions, please place an “X” between the appropriate brackets.

Licensee Name and Current Address:
Name of Primary Contact:
CTV Agreement Number:
Effective Date of Original Agreement:
Dates of any License Amendments:
Report Period Beginning:
Report Period Ending:

1.	Sales:

Is the Company currently marketing or selling one or more products that incorporate the licensed technology?

☐	NO - Please provide a progress report on commercialization efforts (skip to Q:3}.

☐	YES - Please provide the Company’s most recent sales forecasts and commercialization plan for each product.

2.	Accounting Methodologies:

Have you changed the accounting methodologies used in the sales reports you currently provide to Columbia in the last year?

☐	NO -Accounting methodologies have not changed. ☐ YES - Please explain:

3.	Affiliates and Sublicensees:

Have there been any new Affiliates or Sublicensees not previously reported? [_] NO - No new Affiliates or Sublicensees.

☐	YES-Please list names of all Affiliates/Sublicensees:

(Attach	copies of Affiliate/Sublicensee agreements)

4.	Contractual Diligence or Sales Milestones:

Please complete the table below (if not applicable, leave blank):

Milestone per agreement terms	Contractual Deadline	Met? (Y/N)	Achievement Date

Comments or notes relating to these milestones:

Icertify that the information above is true and correct to the best of my knowledge.

By	Date
Signature of an authorized representative
Printed Name:
Title:

CTV Contact Information:
Reporting:
(Electronic delivery is preferred) Accounts Receivable Columbia Technology Ventures 51 Audubon Avenue, 2nd Floor New York, NY 10035 Phone: 212-342-3435 email: ctvfinance@columbia.edu